Exhibit 99.4

OPTIMAL AI LIMITED

Statement of Policy Concerning Trading in Company Securities

(Conditionally adopted by a board resolution dated [        ], 2026 with effect from the effective date of the

registration statement of the Company)

i

I. SUMMARY OF POLICY CONCERNING TRADING IN COMPANY SECURITIES

It is the policy of Optimal AI Limited and its subsidiaries and consolidated affiliated entities (collectively, the “Company”) that it will, without exception, comply with all applicable laws and regulations in conducting its business. Each employee, each executive officer and each director is expected to abide by this policy. When carrying out Company business, employees, executive officers and directors must avoid any activity that violates applicable laws or regulations. In order to avoid even an appearance of impropriety, the Company’s directors, officers and certain other employees are subject to pre-approval requirements and other limitations on their ability to enter into transactions involving the Company’s securities. Although these limitations do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), the entry into, amendment or termination of any such written trading plan is subject to pre-approval requirements and other limitations.

II. THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES

A.	General Rule.

The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. U.S. securities laws give the Company, its officers and directors, and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities.

All employees, executive officers and directors should pay particularly close attention to the laws against trading on “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. Information is considered to be “material” if its disclosure would be reasonably likely to affect (1) an investor’s decision to buy or sell the securities of the company to which the information relates, or (2) the market price of that company’s securities. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following: earnings; financial results or projections; dividend actions; mergers and acquisitions; capital raising and borrowing activities; major dispositions; major new customers, projects or products; significant advances in product development; new technologies; major personnel changes in management or change in control; expansion into new markets; unusual gains or losses in major operations; major litigation or legal proceedings; granting of stock options; and major sales and marketing changes. When doubt exists, the information should be presumed to be material. If you are unsure whether information of which you are aware is inside information, you should consult with the Company’s Chief Financial Officer.  No individuals other than specifically authorized personnel may release material information to the public or respond to inquiries from the media, analysts or others. If you are contacted by the media or by a research analyst seeking information about the Company and if you have not been expressly authorized by the Company’s Chief Financial Officer to provide information to the media or to analysts, you should refer the call to the Chief Financial Officer.  On occasion, it may be necessary for legitimate business reasons to disclose inside information to outside persons. Such persons might include investment bankers, lawyers, auditors or other companies seeking to engage in a potential transaction with the Company. In such circumstances, the information should not be conveyed until an express understanding has been reached that such information is not to be used for trading purposes and may not be further disclosed other than for legitimate business reasons.  For example, if an employee, an executive officer or a director of a company knows material non-public financial information, that employee, executive officer or director is prohibited from buying or selling shares in the company until the information has been disclosed to the public. This is because the employee, executive officer or director knows information that will probably cause the share price to change, and it would be unfair for the employee or director to have an advantage (knowledge that the share price will change) that the rest of the investing public does not have. In fact, it is more than unfair; it is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.

The general rule can be stated as follows: It is a violation of federal securities laws for any person to buy or sell securities if he or she is in possession of material inside information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. It is inside information if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis. Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities. (This is called “tipping”). In that case, they may both be held liable.

The Securities and Exchange Commission (the “SEC”), the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider to criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times of the profits earned), and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees, including employees located outside the United States. Controlling persons include directors, officers, and supervisors. These persons may be subject to fines up to the greater of $1,000,000 or three times profit (or loss avoided) by the insider trader.

Inside information does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interests. More particularly, in connection with trading in the Company’s securities, it is a fraud against members of the investing public and against the Company.

All directors, executive officers and employees of the Company must observe these policies at all times. Your failure to do so will be grounds for internal disciplinary action, up to and including termination of your employment or directorship.

B.	Who Does the Policy Apply To?

The prohibition against trading on inside information applies to directors, officers and all other employees, and to other people who gain access to that information. The prohibition applies to both domestic and international employees of the Company and its subsidiaries. Because of their access to confidential information on a regular basis, Company policy subjects its directors and certain employees (the “Window Group”) to additional restrictions on trading in Company securities. The restrictions for the Window Group are discussed in Section F below. In addition, directors and certain employees with inside knowledge of material information may be subject to ad hoc restrictions on trading from time to time.

C.	Other Companies’ Stock.

Employees, executive officers and directors who learn material information about suppliers, customers, or competitors through their work at the Company, should keep it confidential and not buy or sell stock in such companies until the information becomes public. Employees, executive officers and directors should not give tips about such stock.

D.	Hedging and Derivatives.

Employees, executive officers and directors are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities.

Trading in options or other derivatives is generally highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer’s stock, it will arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly where the trading occurs before a company announcement or major event. It is difficult for an employee, executive officer or director to prove that he or she did not know about the announcement or event.

If the SEC or the OTCQB Venture Market were to notice active options trading by one or more employees, executive officers or directors of the Company prior to an announcement, they would investigate. Such an investigation could be embarrassing to the Company (as well as expensive), and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company prohibits its employees, executive officers and directors from trading in options or other derivatives involving the Company’s stock. This policy does not pertain to employee stock options granted by the Company. Employee stock options cannot be traded.

E.	Pledging of Securities, Margin Accounts.

Pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions. For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Because such a sale may occur at a time when an employee, executive officer or a director has material inside information or is otherwise not permitted to trade in Company securities, the Company prohibits employees, executive officers and directors from pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.

F.	General Guidelines.

The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:

1. Nondisclosure. Material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it. Tipping refers to the transmission of inside information from an insider to another person. Sometimes this involves a deliberate conspiracy in which the tipper passes on information in exchange for a portion of the “tippee’s” illegal trading profits. Even if there is no expectation of profit, however, a tipper can have liability if he or she has reason to know that the information may be misused. Tipping inside information to another person is like putting your life in that person’s hands. So the safest choice is: Don’t tip.

2. Trading in Company Securities. No employee, executive officer or director should place a purchase or sale order, or recommend that another person place a purchase or sale order in the Company’s securities when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. This includes orders for purchases and sales of stock and convertible securities, including engaging in any “short sales” of the Company’s securities. The exercise of employee stock options is not subject to this policy. However, stock that was acquired upon exercise of a stock option will be treated like any other stock, and may not be sold by an employee who is in possession of material inside information. Any employee, executive officer or director who possesses material inside information should wait until the start of the third business day after the information has been publicly released before trading.

3. Avoid Speculation. Investing in the Company’s common stock provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the employee, executive officer or director in conflict with the best interests of the Company and its stockholders. Although this policy does not mean that employees, executive officers or directors may never sell shares, the Company encourages employees, executive officers and directors to avoid frequent trading in Company stock. Speculating in Company stock is not part of the Company culture.

4. Trading in Other Securities. No employee, executive officer or director should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another corporation (such as a supplier, an acquisition target or a competitor), if the employee, executive officer or director learns in the course of his or her employment confidential information about the other corporation that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if an employee, executive officer or director learned through Company sources that the Company intended to purchase assets from a company, and then placed an order to buy or sell stock in that other company because of the likely increase or decrease in the value of its securities.

5. Restrictions on the Window Group. The Window Group consists of (i) directors, executive officers and vice presidents of the Company and their assistants and household members, (ii) subset of employees in the financial reporting, business development or legal groups and (iii) such other persons as may be designated from time to time and informed of such status by the Company’s Chief Financial Officer and general counsel or an officer with similar duties and responsibilities of the Company (the “General Counsel”). The Window Group is subject to the following restrictions on trading in Company securities:

●	trading is permitted from the start of the third business day following the release of the Company’s interim and annual earnings until the 16th calendar day of the last month of the then current fiscal period (the “Window”), subject to the restrictions below;

•	all trades are subject to prior review;

•	The Window Group must submit a request for approval in a form set forth in Annex B hereto from the Company’s Chief Financial Officer and General Counsel before making any trade in Company Securities; requests for approval of trades by the Chief Financial Officer and General Counsel should be submitted to the Chief Executive Officer;

•	no trading is permitted outside the Window except for reasons of exceptional personal hardship and subject to prior review by the Chief Financial Officer and General Counsel; provided that, if one of these individuals wishes to trade outside the Window, it shall be subject to prior review by the other; and

•	individuals in the Window Group are also subject to the general restrictions on all employees.

Note that at times Chief Financial Officer and the General Counsel may determine that no trades may occur even during the Window when clearance is requested. No reasons may be provided and the closing of the Window itself may constitute material inside information that should not be communicated.

The foregoing Window Group restrictions do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Exchange Act (“10b5-1 Plans”) described in Annex A hereto. However, Window Group members may not enter into, amend or terminate a 10b5-1 Plan relating to Company securities without the prior approval of Chief Financial Officer and the General Counsel, which will only be given during a Window period.

The Company from time to time may also impose an ad hoc trading freeze on all officers, directors, and other members of the Window Group due to significant unannounced corporate developments. These trading freezes may vary in length.

Executive officers, directors or any other member of the Window Group must promptly report to the Chief Financial Officer and General Counsel any transaction in any of the Company’s securities by his or her or any of their respective assistants or family members other than transactions made pursuant to an approved 10b5-1 Plan (as defined below).

In summary, every employee of the Company is subject to trading restrictions when in possession of inside information regarding the Company. In addition, officers, directors, and other members of the Window Group are subject to paragraph 5 above restricting their trading to window periods and requiring pre-clearance.

You must promptly report to the chief financial officer and the general counsel any trading in the company’s securities by anyone or disclosure of inside information by COMPANY personnel that you have reason to believe may violate this Policy or the securities laws of the United States.

G.	Applicability of U.S. Securities Laws to International Transactions.

All employees of the Company’ and its subsidiaries are subject to the restrictions on trading in Company securities and the securities of other companies. The U.S. securities laws may be applicable to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the United States. Transactions involving securities of PRC subsidiaries or affiliates should be carefully reviewed by counsel for compliance not only with applicable PRC law but also for possible application of U.S. securities laws.

III.	OTHER LIMITATIONS ON SECURITIES TRANSACTIONS

A.	Public Resales – Rule 144.

The U.S. Securities Act (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.

The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether the Company has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not.

1. Holding Period. Restricted securities issued by a reporting company (i.e., a company that has been subject to the SEC’s reporting requirements for at least 90 days) must be held and fully paid for a period of six months prior to their sale. Restricted securities issued by a non-reporting company are subject to a one-year holding period. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. Generally, if the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.

2. Current Public Information. Current information about the Company must be publicly available before the sale can be made. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement. If the seller is not an affiliate of the Company issuing the securities (and has not been an affiliate for at least three months) and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the securities without regard to the current public information requirement.

Rule 144 also imposes the following additional conditions on sales by persons who are “affiliates.” A person or entity is considered an “affiliate,” and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months:

3. Volume Limitations. The amount of debt securities which can be sold by an affiliate during any three-month period cannot exceed 10% of a tranche (or class when the securities are non-participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate. The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.

4. Manner of Sale. Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.

5. Notice of Sale. An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. See “Filing Requirements”.

Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.

B.	Private Resales.

Directors and officers also may sell securities in a private transaction without registration. Although there is no statutory provision or SEC rule expressly dealing with private sales, the general view is that such sales can safely be made by affiliates if the party acquiring the securities understands he is acquiring restricted securities that must be held for at least six months (if issued by a reporting company that meets the current public information requirements) or one-year (if issued by a non-reporting company) before the securities will be eligible for resale to the public under Rule 144. Private resales raise certain documentation and other issues and must be reviewed in advance by the Company’s General Counsel.

C.	Restrictions on Purchases of Company Securities.

In order to prevent market manipulation, the SEC adopted Regulation M under the U.S. Exchange Act. Regulation M generally restricts the Company or any of its affiliates from buying Company stock, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place. You should consult with the Company’s General Counsel, if you desire to make purchases of Company stock during any period that the Company is making conducting an offering or buying shares from the public.

D.	Filing Requirements.

1. Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group which acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.

A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within ten days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed promptly. A decrease in beneficial ownership to less than five percent is per se material and must be reported.

A limited category of persons (such as banks, broker-dealers and insurance companies) may file on Schedule 13G, which is a much abbreviated version of Schedule 13D, as long as the securities were acquired in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer. A report on Schedule 13G is required to be filed with the SEC and submitted to the Company within 45 days after the end of the calendar year in which the reporting threshold is reached.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). A person filing a Schedule 13D or 13G may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

2. Form 144. As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.

Annex A

Overview of 10b5-1 Plans

Under Rule 10b5-1, large stockholders, directors, officers and other insiders who regularly possess material nonpublic information (MNPI) but who nonetheless wish to buy or sell stock may establish an affirmative defense to an illegal insider trading charge by adopting a written plan to buy or sell at a time when they are not in possession of MNPI. A 10b5-1 plan typically takes the form of a contract between the insider and his or her broker.

The plan must be entered into at a time when the insider has no MNPI about the company or its securities (even if no trades will occur until after the release of the MNPI). The plan must:

1.	specify the amount, price (which may include a limit price) and specific dates of purchases or sales; or

2.	include a formula or similar method for determining amount, price and date; or

3.	give the broker the exclusive right to determine whether, how and when to make purchases and sales, as long as the broker does so without being aware of MNPI at the time the trades are made.

Under the first two alternatives, the 10b5-1 plan cannot give the broker any discretion as to trade dates. As a result, a plan that requests the broker to sell 1,000 shares per week would have to meet the requirements under the third alternative. On the other hand, under the second alternative, the date may be specified by indicating that trades should be made on any date on which the limit price is hit. The affirmative defense is only available if the trade is in fact made pursuant to the preset terms of the10b5-1 plan (unless the terms are revised at a time when the insider is not aware of any MNPI and could therefore enter into a new plan). Trades are deemed not to have been made pursuant to the plan if the insider later enters into or alters a corresponding or hedging transaction or position with respect to the securities covered by the plan (although hedging transactions could be part of the plan itself).

Guidelines for 10b5-1 Plans

When can a plan be adopted or amended? Because Rule 10b5-1 prohibits an insider from adopting or amending a plan while in possession of MNPI, allegations of insider trading despite the existence of a 10b5-1 plan are likely to focus on what was known at the time of plan adoption or amendment. It is recommended that companies permit an executive to adopt or amend a 10b5-1 plan only when the executive can otherwise buy or sell securities under the company’s insider trading policy, such as during an open window immediately after the announcement of quarterly earnings.

Should a plan impose a waiting period before trading can begin? Because an insider cannot have MNPI when a plan is adopted or amended, Rule 10b5-1 does not require the plan to include a waiting period before trading can begin. And importantly, including a waiting period (even a lengthy delay) will not correct the fatal flaw of adopting or amending a plan while in possession of MNPI. Many companies, however, require 10b5-1 plans to include a waiting period as a matter of risk management, in order to decrease the likelihood of the scrutiny that can occur when an executive’s trading activity suddenly commences before material news is announced. Practice varies as to length (anywhere from 10 days to the next open window), although the rationale for including a waiting period is usually stronger when the period is long enough to be able to say that any information currently in the insider’s possession should either be stale or public by the time trading commences. This has no bearing on the effectiveness of a 10b5-1 plan, but a longer delay can, as a matter of optics, help an insider demonstrate that he or she was not motivated to make trades by nonpublic information available at the time of plan adoption or amendment.

Should adoption of a plan be announced publicly? Generally speaking, there is no requirement to publicly disclose the adoption, amendment or termination of a 10b5-1 plan, although in some cases public announcement may be advisable due to the identity of the insider, the magnitude of the plan, or other special factors. That said, announcing the adoption of a 10b5-1 plan may be a useful way to head off future public relations issues, since announcing a plan’s adoption prepares the market and should help investors understand the reasons for insider sales when trades are later reported. If a company decides to announce the adoption of a 10b5-1 plan, we do not generally recommend disclosing plan details, other than, perhaps, the aggregate number of shares involved; this is to diminish the ability of market professionals to front-run the insider’s transactions. It is unusual to announce the suspension or termination of a plan.

What else should we consider when amending or modifying a plan? As noted above, an insider may only modify or amend a 10b5-1 plan when he or she is not in possession of MNPI. Even if an insider is not in possession of MNPI at the time of amendment, a pattern of amending or modifying one’s plan raises the question of whether the insider is using the plan as a legitimate tool to diversify his or her risk exposure and monetize assets, or as a way to opportunistically step in and out of the market. Because Rule 10b5-1 provides an affirmative defense but not a safe harbor, insiders and their companies should be aware that the effectiveness of the affirmative defense could be diminished by a pattern of plan amendments and modifications.

Can a plan be terminated or suspended? Unlike amending a plan, a 10b5-1 plan may legally be terminated before its predetermined end date even though the insider is in possession of MNPI (although some brokers’ forms prohibit this as a contractual matter). Because plan sales shortly before the announcement of bad news can generate unwanted attention, an insider may decide to terminate a plan in the face of an impending negative announcement, even though as a technical matter the affirmative defense would be expected to cover the sales. On the other hand, terminating a selling plan before an impending positive announcement may raise the suspicion that the insider is using Rule 10b5-1 as a way to opportunistically time the market, thereby risking the likelihood that his or her future use of the affirmative defense will be successful.

It is generally suggested that plan terminations initiated by an insider take place during an open window, absent special circumstances and approval by the general counsel. It may also make sense for the general counsel to have the ability, but not the responsibility, to terminate the plan. Plans should also allow for mandatory suspension if legally required, for example due to Regulation M or tax reasons.

How long should a plan last? In order to minimize the need for early termination, the term of the plan should be carefully weighed at the outset. An optimal plan term will be long enough to distance the insider, and any current knowledge that he or she may have, from a particular trade but short enough that it will not require termination should the insider’s financial planning strategies change. A short “one-off” 10b5-1 plan can appear to be timed to take advantage of MNPI. On the other hand, the longer the plan term, the greater the likelihood that it will need to be modified or terminated. Most plans tend to have a term of six months to two years.

Should the company pre-clear or review an executive’s plan? It is generally recommended that the company pre-clear or review a proposed 10b5-1 plan, which may provide assurance that the plan complies with best practices. Certain companies disallow the third type of plan (one that gives the broker the right to determine whether, how and when to make purchases) in order to avoid the evidentiary difficulty associated with proving that the executive did not communicate with the broker with respect to trades under the plan. While this is not required, this is a prudent option to consider.

In addition to requiring a 10b-5 plan to be pre-approved by the Company, other limits that are sometimes considered are whether to set a maximum percentage of holdings that can be subject to a 10b5-1 plan, and rules for setting price floors.

Annex B

Request for Approval to Trade in the Securities of Optimal AI Limited

To: Chief Financial Officer / General Counsel

From:	________________________________________

Print Name

I hereby request approval for myself (or a member of my immediate family or household or a family member whose transactions regarding securities of Optimal AI Limited are directed by me or are subject to my influence or control) to execute the following transaction relating to the securities of Optimal AI Limited.

Type of transaction (check one):

☐	PURCHASE

☐	SALE

☐	EXERCISE OPTION (AND SELL SHARES)

☐	OTHER

Securities involved in transaction: ________________________________________________

Number of securities: ________________________________________________

Other (please explain): ________________________________________________

Name of beneficial owner if other than yourself: ________________________________________________

Relationship of beneficial owner to yourself: ________________________________________________

Signature: __________________________________	Date: __________________________________

This Authorization is valid until the earlier of thirty (30) calendar days after the date of this Approval or until the commencement of a “blackout” period.

Approved by: ________________________________________________

Name: ________________________________________________

Date: _______________________________________	Time: _______________________________________